Exhibit 10.30

EXECUTION VERSION

INTEGRATED ELECTRICAL SERVICES, INC.

AMENDED AND RESTATED EXECUTIVE OFFICER

SEVERANCE BENEFIT PLAN

1. PURPOSE AND TERM. The Integrated Electrical Services, Inc. (the “Company”) Executive Officer Severance Benefit Plan was adopted by the Board of Directors of the Company on January 23, 2012, and is hereby amended and restated in its entirety as of January 12, 2016. The purpose of the Integrated Electrical Services, Inc. Amended and Restated Executive Officer Severance Benefit Plan (“Plan”) is to provide severance benefits to certain senior executives of the Company and its adopting Affiliates (as defined below) in the event the executive incurs a Qualifying Termination, as defined below.

2. COVERED EXECUTIVES.

2.01

(a) Automatic Coverage. Subject to Section 2.02, each employee who is a Senior Vice President or above of the Company automatically shall be a Covered Executive under this Plan.

(b) Additional Coverage. Subject to Section 2.02, any other employee of the Company or a Participating Affiliate who is an officer and is designated as covered under the Plan by the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) also shall be a Covered Executive under this Plan.

2.02 An individual who is otherwise described in Section 2.01(a) or 2.01(b) shall cease to be a Covered Executive if:

(a) he is covered pursuant to Section 2.01(a) above and subsequently, without a termination of employment, ceases to be a Senior Vice President or above of the Company;

(b) he is covered pursuant to Section 2.01(b) above and subsequently, without a termination of employment, ceases to be an officer of the Company or a Participating Affiliate;

(c) the Covered Executive’s employment terminates for any reason other than due to a Qualifying Termination;

(d) the Covered Executive has or enters into an individual employment or severance agreement with the Company or an Affiliate that may provide severance benefits to him or her upon termination of employment: or

(e) the Covered Executive does not consent (in a form acceptable to the Company) to be bound by the covenants set forth in Section 9, including with respect to the portion of the Restricted Period (as defined below) following the termination of his or her employment for any reason.

For purposes of coverage under this Plan, a transfer of a Covered Executive’s employment to a non-Participating Affiliate shall not be deemed effective to terminate his or her coverage hereunder until thirty (30) days after written notice of such transfer has been furnished to the Covered Executive.

3. QUALIFICATION FOR SEVERANCE BENEFITS.

3.01	Qualifying Terminations. In the event that a Covered Executive has a Qualifying Termination, or in the event of a Covered Executive’s termination of employment due to his or her death or Disability, then, subject to Section 3.02, the Company or Participating Affiliate, whichever is the employer, shall provide to, or on behalf of, such terminated Covered Executive the severance benefits set forth in Section 4.01, 4.02 or 4.04 of this Plan, as applicable.

3.02	Release and Waiver. Notwithstanding any other provisions of this Plan to the contrary, unless waived by the Committee with respect to the Covered Executive, in its sole discretion, the Company or Participating Affiliate, as the case may be, shall not provide, or have any obligation to provide, to a Covered Executive any severance payments or benefits under Section 4, other than the Accrued Rights, upon or following such Covered Executive’s Qualifying Termination or termination of employment due to his or her Disability, unless (i) within fifty (50) days from the date of such termination of employment, the Covered Executive timely executes and delivers to the Company the Release, which shall be provided to the Covered Executive by the Company not later than five (5) days following the Covered Executive’s termination, and (ii) the Covered Executive does not revoke the Release within any applicable revocation period therefor following the Covered Executive’s delivery of the executed Release to the Company. If the requirements of this Section 3.02 are satisfied, then, subject to Section 5 below, the severance payments and benefits to which the Covered Executive is otherwise entitled to receive under Section 4 shall begin or be made, as applicable, as provided in Section 5. If the Release requirements of this Section 3.02 are not timely satisfied by the Covered Executive, then no severance payments or benefits, other than the Accrued Rights, shall be due the Covered Executive under this Plan.

4. SEVERANCE BENEFITS.

4.01	Qualifying Termination prior to a Change in Control. If a Covered Executive has a Qualifying Termination prior to a Change in Control (defined below) and satisfies the Release conditions under Section 3.02, then, subject to Section 5, the Covered Executive shall receive the following severance benefits:

(a) Accrued Rights. Without regard to Section 3.02, the Covered Executive’s Accrued Rights.

(b) Severance Pay. Continued payment of the Covered Executive’s Base Pay for twelve (12) months following the date of such termination, payable monthly in accordance with the Company’s normal payroll practices as in effect on the date of termination, but not later than the last business day of each calendar month.

(c) Annual Bonus. Any unpaid Annual Bonus that has been “earned” for the immediately preceding fiscal year plus an Annual Bonus for the current fiscal year, pro rated based on the percentage of the current fiscal year that shall have elapsed through the date of termination. The amount of any such Annual Bonus(es) shall be as determined by the Committee, including its determination of the extent the performance objectives, if any, for such fiscal year have been achieved. Such Annual Bonus(es) shall be payable (i) at the same time(s) that the annual bonus(es) for such respective fiscal year(s) are paid to other similar executives of the Company (or Participating Affiliates) or (ii) on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable, whichever shall later occur.

(d) Incentive/Equity Awards. A prorated amount of the Covered Executive’s then outstanding unvested cash incentive awards and equity-based awards, other than an Annual Bonus or Performance Award (defined below), shall vest and payment made thereon, if applicable, on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable. Prior to such date, any unvested award(s) shall not be forfeited due to the Covered Executive’s termination of employment, notwithstanding anything in the applicable grant agreement(s) to the contrary. The applicable prorated vested percentage for such an award(s) shall be the percentage of the full vesting period for such award(s) in which the Covered Executive was actively employed by the Company (or Participating Affiliate). Payment of such prorated vested awards, if any, shall be made on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.

A prorated portion of each of the Covered Executive’s then outstanding cash incentive awards or equity-based awards, the payment of which is dependent upon the achievement of performance objectives during a performance period that has not ended as of the Covered Executive’s date of Qualifying Termination (a “Performance Award”), shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives for such performance period have been achieved, as determined by the Compensation Committee (the “Performance Amount Achieved”), and the Release provided in Section 3.02 has become irrevocable. The applicable prorated vested percentage for any such Performance Award shall be the product of the percentage of the full performance period for such Performance Award in which the Covered Executive was actively employed by the Company (or Participating Affiliate) and the Performance Amount Achieved, if any. Payment(s) of such Performance Award(s) that become vested, if any, shall be made (i) at the same time(s) the performance award(s) for such performance period(s) are paid to other similar executives of the Company (or Participating Affiliates) or (ii) on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable, whichever shall later occur.

(e) COBRA. An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s (or Participating Affiliate’s) group health plan for the coverage elected by the Covered Executive and his or her eligible dependents, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for the Covered Executive (and his or her dependents) terminates.

(f) Outplacement. The Covered Executive shall be entitled to receive outplacement services from a service provider selected or approved by the Company for twelve (12) months following his or her Qualifying Termination, in an amount not to exceed $20,000.

4.02	Qualifying Termination on or within twelve (12) months following a Change in Control. If a Covered Executive has a Qualifying Termination on or within twelve (12) months following a Change in Control (defined below) and satisfies the Release conditions under Section 3.02, then, subject to Section 5, the Covered Executive shall receive the following severance benefits:

(a) Accrued Rights. The Covered Executive’s Accrued Rights.

(b) Severance Pay. In a lump sum, an amount equal to two (2) times the Covered Executive’s annual base pay, payable on the date immediately following the date the Release provided in Section 3.02 becomes.

(c) Annual Bonus. In a lump sum, an amount equal to two (2) times the greater of the most recent (i) Annual Bonus paid to the Covered Executive or (ii) Annual Bonus Opportunity of the Covered Executive, payable on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.

(d) Awards. All of the Covered Executive’s then outstanding unvested incentive, performance and equity-based awards (including, but not limited to, any unvested options, restricted stock, performance and phantom share units and stock appreciation rights then outstanding under the LTIP or any other equity plan subsequently adopted by the Company) shall vest in full and payment made thereon, if applicable, on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.

(e) COBRA. An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s (or Participating Affiliate’s) group health plan for the coverage elected by the Covered Executive and his or her eligible dependents, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for the Covered Executive (and his or her dependents) terminates.

(f) Outplacement. The Covered Executive shall be entitled to receive outplacement services from a service provider selected or approved by the Company for twelve (12) months following his or her Qualifying Termination, in an amount not to exceed $20,000.

4.03	Change in Control. For purposes of the Plan, a Change in Control shall mean any of the following:

(a) Any person or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Tontine Capital Partners L.P. and its affiliates, the Company or any subsidiary, shall “beneficially own” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, more than fifty percent (50%) of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

(b) Current Directors (as defined below) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” means, as of the date of determination, any person who (1) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (2) was nominated for election or elected to the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election), or at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

(c) The consummation of a sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; provided, however, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the above definition, with respect to any payment or acceleration hereunder that is subject to Section 409A of the Code, Change in Control shall mean a “change in control event” within the meaning of Section 409A and the Treasury Regulations thereunder.

4.04	Death or Disability. If a Covered Executive’s employment terminates by reason of death or Disability, the Covered Executive or his or her estate (as the case may be) shall be entitled to receive the following:

(a) Accrued Rights. Without regard to Section 3.02, the Covered Executive’s Accrued Rights.

(b) Annual Bonus. Any unpaid Annual Bonus that has been “earned” for the immediately preceding fiscal year plus an Annual Bonus for the current fiscal year, pro rated based on the percentage of the current fiscal year that shall have elapsed through the date of termination. The amount of any such Annual Bonus(es) shall be as determined by the Compensation Committee, including its determination of the extent the performance objectives, if any, for such fiscal year have been achieved. Such Annual Bonus(es) shall be payable (i) at the same time(s) that the annual bonus(es) for such respective fiscal year(s) are paid to other similar executives of the Company (or Participating Affiliates) or (ii) on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable, whichever shall later occur.

(c) Awards. All of the Covered Executive’s then outstanding unvested incentive, performance and equity-based awards (including, but not limited to, any unvested options, restricted stock, performance and phantom share units and stock appreciation rights then outstanding under the LTIP or any other equity plan subsequently adopted by the Company) shall vest in full and payment made thereon, if applicable, on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable. Prior to such date, any unvested award(s) shall not be forfeited due to the Covered Executive’s termination of employment, notwithstanding anything in the applicable grant agreement(s) to the contrary; provided, however, any stock options or stock appreciation rights shall continue to be exercisable for the lesser of (i) twelve (12) months following the Covered Executive’s termination or (ii) the term of such awards.

(d) COBRA. An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s (or Participating Affiliate’s) group health plan for the coverage elected by the Covered Executive and his or her eligible dependents, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for the Covered Executive (and his or her dependents) terminates.

(e) Any question as to the existence of the Disability of the Covered Executive as to which the Covered Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Covered Executive and the Company. If the Covered Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Covered Executive shall be final and conclusive for all purposes of the Agreement.

(f) If a Covered Executive dies after his or her Qualifying Termination and prior to the payment of all severance payments and benefits due under this Plan (the Covered Executive shall be deemed to have complied with Section 3.02 if his or her death occurs prior to the end of the period for executing the Release), the remaining payments shall be paid to his or her estate and the COBRA benefits shall continue as provided above.

4.05	Parachute Tax Cut-Back. Notwithstanding anything in this Plan to the contrary, if the Covered Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits to be provided to Covered Executive under this Plan, together with any other payments and benefits to which the Covered Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits to be provided under this Plan either (a) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Covered Executive under the Plan will be $1.00 less than three times the Covered Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), so that no portion of the amounts to be received will be subject to the excise tax imposed by Section 4999 of the Code or (b) shall be paid in full, whichever result produces the better “net after-tax” benefit to the Covered Executive (taking into account all applicable taxes, including excise tax under Section 4999 of the Code). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments to be paid in cash hereunder (beginning with such payment that would be made last in time and continuing, to the extent necessary, through to such payment that would be made first in time) and, then, reducing any benefits to be provided hereunder in-kind in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

5. TIME OF PAYMENT/SECTION 409A COMPLIANCE.

5.01	Payment. Subject to Section 5.02, the payments due, if any, pursuant to Sections 4.01 and 4.02 hereof shall be made as provided therein.

5.02	409A Compliance.

(a) Required Delay. Notwithstanding anything in the Plan to the contrary concerning the time of payment of any severance benefit, if the Covered Executive is a “specified employee,” as defined in Treas. Reg. § 1.409A-1(i), as of his or her Qualifying Termination, then to the extent an amount payable under the Plan to such Covered Executive upon or as a result of his or her “separation from service” would be subject to the additional tax provided by Section 409A of the Code, such amount shall not be paid to the Covered Executive until the date that is six (6) months after the date of his or her Qualifying Termination (or, if earlier, his or her date of death). Such delayed payment shall be made in a lump sum on such delayed payment date and shall bear interest at the rate of 6% per annum from the date payment was otherwise to be made under Section 4 and the date the delayed amount is actually paid. Severance payments and benefits that are not subject to such Section 409A additional tax shall not be subject to this delay.

(b) Separate Payments. To the extent permitted under Section 409A and the applicable Treasury Regulations thereunder, each payment to a Covered Executive under the Plan shall be treated as a “separate payment.”

(c) Reimbursements. Any severance payment or benefit under this Plan to which Code Section 409A applies that constitutes a reimbursement or the in- kind benefit shall be subject to the following: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Covered Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (this requirement shall not apply to an arrangement that provides for the reimbursement of expenses referred to in Code Section 105(b)); (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Covered Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or to receive an in-kind benefit shall not be subject to liquidation or exchange by the Covered Executive for other payment or benefit.

(d) Timing of Certain Payments. Notwithstanding anything in the Plan to the contrary (i) if it is determined that the payment under Section 4.02 (b) is a “substitution” payment under Code Section 409A, such payment will be made in the same form and at the same time as the “substituted payment” would have been made and (ii) with respect to any payment that is conditioned on the Release becoming irrevocable, in the event the potential period for the Release’s irrevocable date straddles two calendar years, the earliest date on which such payment will be made is January 1st of the year following the Covered Executive’s termination.

(e) 409A Compliance. The Plan shall be construed to comply with Section 409A of the Code, to the extent applicable, and, in this regard, a “termination of employment” shall mean, and must be, a “separation from service” for purposes of Section 409A of the Code.

6. ADMINISTRATION.

The Company shall be responsible for the administration of this Plan and shall serve as the Plan’s administrator. The Company may appoint or employ such persons as it deems necessary to render advice with respect to any responsibility of the Company under this Plan. The Company shall have the discretionary authority to decide all questions concerning the eligibility of any person to participate in this Plan, the right to and amount of any benefit payable under this Plan to any individual and the date on which any individual ceases to be a Plan participant. The Company may allocate to any one or more of its employees any responsibility it may have under this Plan. Any such person who receives full-time pay from the Company or an Affiliate shall receive no compensation from this Plan for his or her services in such capacity (other than expense reimbursements). Any such person shall not have any fiduciary responsibilities under this Plan. As Plan administrator, the Company shall maintain records of the Plan’s administration and shall be responsible for the handling, processing and payment of claims for benefits under this Plan.

7. CLAIMS PROCEDURE.

7.01	Notification of Benefit Determination and Initiation of Claims.

(a) The Company shall notify each Covered Executive who the Company determines is entitled to benefits under this Plan of his or her entitlement to receive such benefits and shall provide any forms required in connection with the application for such benefits.

(b) If any such Covered Executive disagrees with the determination of his or her benefits, he or she may submit a written statement describing the basis of his or her claim for benefits, together with any forms required in connection with the application for such benefits.

(c) Any Covered Executive who is not so notified but believes that he or she is entitled to benefits under this Plan may submit a written statement describing the basis of his or her claim for benefits and requesting any forms required in connection with the application for such benefits.

(d) Each Covered Executive claiming a benefit under this Plan must complete and file with the Company any required application forms.

7.2 Claim Denial. If the claim of a Covered Executive is wholly or partially denied after he or she has completed the required documents as described above, he or she shall be notified by registered mail within ninety (90) days after the written claims statement is submitted, or within ninety (90) days after any required application forms are filed, if later (except that in special circumstances the Company may take an additional ninety (90) days to consider its decision, in which case the Covered Executive will be notified of the extension). Such notification shall set forth:

(a) the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based);

(b) if applicable, a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and,

(c) the claims review procedure and the time limits applicable to such procedures, including a statement of the right to institute an arbitration proceeding under Section 12.07.

7.3 Review of Claim Denials.

(a) The Company will review such claim denials. Any Covered Executive who has filed a claim for benefits may make a written request to the Company, within sixty (60) days after denial of his or her claim, for a review of such claim. Any such request may include a statement by the Covered Executive of any relevant issues and comments and may include a request for an opportunity to review this Plan and any other pertinent documents (which will be made available to him or her within thirty (30) days after such request is received at a convenient location during business hours).

(b) The Covered Executive claiming benefits shall be notified of the final decision of the Company within sixty (60) days after his or her request for a review is received. However, if the Company finds it necessary due to special circumstances (such as, for example, the need to hold a hearing), to extend this period and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than one hundred and twenty (120) days after the claimant’s request for review. The decision shall be in writing and shall set forth the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based). Such decision shall be final and conclusive on all persons claiming benefits under this Plan, subject to applicable law.

8. FUNDING.

This Plan shall not be funded through a trust, an insurance contact or otherwise and all benefit payments due under this Plan shall be payable solely from the general assets of the Company. A Covered Executive shall not have any claim against any specific assets of the Company and shall be only an unsecured general creditor of the Company with respect to any rights he or she may have under this Plan.

9. NON-COMPETITION; NON-SOLICITATION.

9.1 The Covered Executive’s eligibility to participate in the Plan and the Company’s obligation to remit or convey the severance benefits and payments set forth in Section 4 on account of a Qualifying Termination are expressly conditioned on the Covered Executive’s consent to be bound by, and compliance with, the restrictions and covenants set forth in this Section 9.

9.2 During the term of the Covered Executive’s employment with the Company or an Affiliate and (i) for a period of six (6) months following the date of a Qualifying Termination covered by Sections 4.01 or 4.04 or a Executive’s voluntary resignation of employment other than for Good Reason (each, a “Termination”) or (ii) for a period of twelve (12) months following the date of a Qualifying Termination covered by Section 4.02 (the period established under either subclause (i) or (ii), as applicable, hereafter called the “Restricted Period”), the Covered Executive will not, whether on the Covered Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(a) with whom the Covered Executive had personal contact or dealings on behalf of the Company during the one year period preceding the Termination;

(b) with whom employees reporting to the Covered Executive have had personal contact or dealings on behalf of the Company during the one year period immediately preceding the Termination; or

(c) for whom the Covered Executive had direct or indirect responsibility during the one year period immediately preceding the Termination.

9.3 During the Restricted Period, the Covered Executive will not directly or indirectly:

(a) engage in any business that materially competes with any business of the Company or its Affiliates (including, without limitation, businesses which the Company or its Affiliates have specific plans to conduct within twelve (12) months from the effective date of the Termination and as to which the Covered Executive is personally aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services and over which the Covered Executive had substantive responsibilities (a “Competitive Business”);

(b) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(c) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d) interfere with, or attempt to interfere with, business relationships between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

9.4 Notwithstanding anything to the contrary in this Section 9, the Covered Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates that is publicly traded on a national stock exchange or on the over-the-counter market if the Covered Executive (i) is not a controlling person of, or a member of a group which controls, such person or (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

9.5 During the Restricted Period, the Covered Executive will not, whether on the Covered Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(a) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(b) hire any such employee who was employed by the Company or its affiliates as of the date of the Termination or who left the employment of the Company or its affiliates coincident with, or within six (6) months prior to or after, the Covered Executive’s Termination.

9.6 During the Restricted Period, the Covered Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

9.7 If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9 is an unenforceable restriction against the Covered Executive, the provisions of this Section 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine to be enforceable.

10. AMENDMENT AND TERMINATION.

This Plan may be amended or terminated, in whole or in part, at any time by a written instrument signed by the President of the Company and approved by the Committee; provided, however, a copy of such action must be furnished to each Covered Executive at least thirty (30) days prior to its effective date or such action shall be deemed null and void for all purposes as to such Covered Executive.

11. ADOPTION AND WITHDRAWAL BY AFFILIATES.

11.1 Adoption by Affiliates. Subject to the prior approval of the Committee, an Affiliate of the Company may adopt this Plan pursuant to appropriate written resolutions of its board of directors and by executing and delivering to the Company an adoption agreement in which the adopting Affiliate agrees to be bound by all of the terms of this Plan with respect to its Covered Executives (each a “Participating Affiliate”). The adoption agreement shall become, as to such adopting Affiliate and its employees, a part of this Plan as then amended or thereafter amended. It shall not be necessary for the adopting Affiliate to sign or execute the original or amended Plan document. The effective date of this Plan for any such adopting Affiliate shall be that stated in the adoption agreement, and from and after such effective date, the adopting Affiliate shall assume all the rights, obligations, and liabilities under this Plan. The administrative powers and control of the Company, as provided in this Plan, including the sole right to amend, shall not be diminished by reason of participation of any such Affiliate in this Plan.

11.2 Special Provisions by Affiliates. With the approval of the Company, an adopting Affiliate may elect to have special provisions apply with respect to its Covered Executives. Such special provisions, which may differ from the provisions of this Plan which are applicable to employees of other Affiliates, shall be stated in this Plan text or in an Appendix to this Plan.

11.3 Withdrawal. Any Affiliate of the Company participating in this Plan may withdraw from this Plan at any time without affecting other Affiliates of the Company by complying with the provisions of this Plan. The Committee may, in its absolute discretion, terminate an adopting Affiliate’s participation at any time.

12. MISCELLANEOUS.

12.1 Other Benefits. The payment of severance benefits under this Plan shall not be taken into account to increase any benefits provided (or continued coverage) under any other plan or policy of the Company or any Affiliate, except as otherwise specifically provided in such other plan or policy.

12.2 No Assignments. No benefit payable under this Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against a Covered Executive.

12.3 At-Will Employment. This Plan does not create a contract of employment or give any Covered Executive the right to continued employment or change the at- will nature of any employee’s employment with the Company or an Affiliate.

12.4 Savings Clause. If any provision of this Plan should be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Plan, and this Plan shall be construed and enforced as if such provisions had not been included.

12.5 Construction.

(a) Whenever appropriate in this Plan, words used in the singular may be read in the plural; words used in the plural may be read in the singular; and words importing the masculine gender shall be deemed equally to refer to the feminine or be neutral. Any reference to a Section shall refer to a Section of this Plan, unless otherwise indicated.

(b) The headings of sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of this Plan, the text shall control.

12.6 Choice of Law. Except to the extent preempted by federal law, this Plan shall be construed, administered and enforced according to the laws of the state of Texas without regard to conflict of laws principles.

12.7 Arbitration of Disputes. Any controversy, dispute or claim arising out of or relating, in any way, to this Plan or a purported breach of the Plan shall be settled through arbitration proceedings conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The matter shall be heard and decided, and awards rendered by, a panel of three arbitrators. An Employer and the Covered Executive shall each select one arbitrator and the American Arbitration Association shall select the third arbitrator, each of whom shall be on the American Arbitration Association’s national panel of commercial arbitrators. The award rendered by this arbitration panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction. The Covered Executive’s Employer shall pay all arbitration fees, unless the panel makes a factual finding or conclusion that the Covered Executive’s claim in the matter was frivolous. Likewise, the Covered Executive’s Employer shall pay his or her legal fees in all disputes, other than those deemed frivolous. The Covered Executive shall be responsible for all of his or her fees and costs along with 50% of all arbitration fees in any matter the arbitrators find frivolous.

12.8 Successors. The Company shall require any successor or any entity acquiring substantially all of the assets of the Company to assume the Plan in writing and agree to honor all terms of this Plan.

12.9 Required Clawbacks. Notwithstanding anything in this Plan to the contrary, in the event that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) requires a Covered Executive to repay the Company, or for the Company to recoup from the Covered Executive, any “erroneously awarded” amounts of incentive compensation, then the Company may recoup any such “erroneously awarded” incentive compensation that it has made to the Covered Executive by reducing any severance pay or benefit otherwise due the Covered Executive under this Plan.

12.10 No Mitigation. A Covered Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Plan be reduced by any compensation or benefit earned by the Covered Executive as the result of employment by another employer. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which a Covered Executive is otherwise entitled.

12.11 Survival. All obligations of the Company and a Participating Affiliate under the Plan with respect to a Qualifying Termination occurring before the termination or any amendment of the Plan shall continue and survive such Plan termination or amendment.

13. ADMINISTRATIVE INFORMATION.

13.1 Plan Year. Each plan year begins on January 1 and ends on December 31 of the same year. Records concerning this Plan are to be kept on a plan year basis.

13.2 Legal Notices. The person designated to receive any legal notices concerning this Plan is:

Integrated Electrical Services, Inc.

c/o Chairman, Human Resources and Compensation

Committee of the Board of Directors

5433 Westheimer Rd., Suite 500

Houston, TX 77056

14. DEFINITIONS. For purposes of this Plan, the following terms are defined as follows:

(a) “Accrued Rights” means a Covered Executive’s (i) earned, but unpaid, annual base salary up to the date of his or her Qualifying Termination, (ii) any accrued, but untaken, vacation time or paid-time off, and (iii) the reimbursement, within sixty (60) days following submission to the Company or Participating Affiliate of appropriate supporting documentation, for any unreimbursed reasonable business expenses properly incurred by the Covered Executive in the performance of his or her duties in accordance with the Company’s or Participating Affiliate’s expense policy prior to the Covered Executive’s Qualifying Termination, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company or Participating Affiliate within ninety (90) days following the date such expenses were incurred and within thirty (30) days following the Covered Executive’s Qualifying Termination, and (iv) such employee benefits, if any, as to which the Covered Executive may be entitled under the terms of the employee benefit plans of the Company or Participating Affiliate.

(b) “Affiliate” means, with respect to any person or entity, any person or entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

(c) “Annual Bonus” means incentive compensation payable to a Covered Executive dependent upon the achievement of performance objectives established by the Compensation Committee for each fiscal year during such Covered Executive’s employment with the Company or Participating Affiliate.

(d) “Annual Bonus Opportunity” means the target annual bonus opportunity for each fiscal year ending during a Covered Executive’s employment with the Company or Participating Affiliate as set by the Compensation Committee, in its sole discretion.

(e) “Base Pay” means a Covered Executive’s annual rate of base salary at his or her Qualifying Termination or, if greater, his or her annual base pay for the fiscal year preceding his or her Qualifying Termination.

(f) “Cause” means (i) the Covered Executive’s gross negligence in the performance or intentional nonperformance of any of the Covered Executive’s material duties and responsibilities to the Company or a Participating Affiliate; (ii) the Covered Executive’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or a Participating Affiliate; (iii) the Covered Executive’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the Covered Executive’s confirmed drug or alcohol abuse that materially affects the Covered Executive’s service or violates the Company’s or a Participating Affiliate’s drug or alcohol abuse policy; (v) the Covered Executive’s violation of a material Company or a Participating Affiliate’s personnel or similar policy, such policy having been made available to the Covered Executive by the Company or a Participating Affiliate; or (vi) the Covered Executive’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the Covered Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Disability” means a physical or mental condition that renders the Covered Executive incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to substantially perform (with such accommodation, if any, required by applicable law) the Covered Executive’s duties.

(i) “Qualifying Termination” means any termination of the Covered Executive’s employment with the Company or an Affiliate (if applicable) either:

(i) by the Company or the Affiliate other than for Cause; or

(ii) by the Covered Executive due to, and within thirty (30) days following, the occurrence of:

(1) a material reduction in his or her duties or responsibilities;

(2) a material reduction in the Covered Executive’s annual rate of base cash compensation;

(3) a change in the location of a Covered Executive’s principal place of employment by more than fifty (50) miles from Houston, Texas;

(4) the receipt of a written notice of termination of this Plan or of any amendment to the Plan that would adversely reduce the Covered Executive’s potential severance payments or benefits or his or her coverage under the Plan; or

(5) a demotion or transfer of the Covered Executive’s employment that results or would result in him or her no longer being a Covered Executive under this Plan.

(j) “Release” means a general release and waiver, prepared or approved by the Company, in which the Covered Executive releases the Company, its Affiliates and their respective directors, officers, employees and agents from any and all employment-related claims and cause of actions of the Covered Executive.

IN WITNESS WHEREOF, the Company has adopted this Plan, as amended and restated, effective as of January 12, 2016.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ Robert W. Lewey
Title:	President